News Release

Milacron’s 1-for-10 Reverse Stock Split Effective Today;
Trading Resumes on NYSE

CINCINNATI, Ohio – May 16, 2007...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, filed yesterday with the State of Delaware amendments to its certificate of incorporation, as previously approved by shareholders, to effect a 1-for-10 reverse split of both the company’s common stock and 4% preferred stock. The split became effective after the close of business yesterday. The common stock resumes trading on the New York Stock Exchange today on a split-adjusted basis under the same symbol, MZ. The 4% preferred stock will trade, primarily on NASDAQ, under a new symbol, MZIAP.

Milacron now has approximately 5.6 million common shares as well as 6,000 shares of 4% preferred stock outstanding. Including its 6% convertible preferred stock on an “as converted” basis, the company now has approximately 11.3 million fully diluted common shares. Common stockholders otherwise entitled to fractional shares are receiving a cash payment in lieu thereof, while fractional shares of the 4% preferred stock are being issued to qualified holders.

The new CUSIP number for Milacron’s common stock (MZ) is 598709301 (replacing 598709103) and the new CUSIP for the 4% preferred (MZIAP) is 598709400 (replacing MZIPP 598709202).

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company’s most recent Form 10-Q on file with the Securities and Exchange Commission.

Contact: Al Beaupre 513-487-5918 albert.beaupre@milacron.com

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